EXHIBIT 10.29
AGREEMENT

THIS AGREEMENT is dated as of September 30, 2013 (the “Agreement”), by and among Minh N. Le, a resident of Virginia (“Buyer”), Acquired Sales Corp., a Nevada corporation (“Seller”), and Defense & Security Technology Group, Inc., a Virginia corporation (“DSTG”) (individually a "Party" and collectively the "Parties").

WHEREAS, Seller wishes to sell all rights and interest it holds in all shares of DSTG stock currently owned by Seller; and

WHEREAS, Buyer wishes to purchase all rights and interest Seller holds in all shares of DSTG stock currently owned by Seller.

NOW THEN, IN CONSIDERATION of the mutual agreements, covenants, representations, guarantees and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows, intending to be legally bound hereby:

ARTICLE I:      DEFINITIONS

  In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“2012 PSA” means the June 12, 2012, Professional Services Agreement (“PSA”) between Cogility and Womble Carlyle Sandridge & Rice, LLP ("Womble"), which was assigned by Cogility to DSTG with Womble's acknowledgement and consent.

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person:  (a) any other Person which beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities of such Person, (b) any other Person of which the specified Person beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, officer or employee of such Person.

"Catalyst" means Catalyst Secure, 1860 Blake Street, 7th Floor, Denver, Colorado  80202.

“Cogility” means Cogility Software Corporation.

"Cogility Development Tools/ Cogility IP” means all techniques, methods, processes, algorithms, tools, data schemas, software components and application programs created by Cogility, including the patent rights, copyrights, trademarks, trade names and other proprietary rights inherent therein and appurtenant thereto, which were used in the development of software pursuant to the 2012 PSA.

“Contract” means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral, either involving payments of more than $10,000 per year or which are not terminable on 30 days written notice or less.

“Copyrights” mean all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

“Governmental Authority” means any governmental or legislative agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“Knowledge” means (a) in the case of an individual, knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter, and (b) in the case of a Person (other than an individual) such Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

“Leased Real Property” means the real property leased by DSTG as tenant, together with, to the extent leased by DSTG, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of DSTG attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Order, Liabilities for Taxes and those Liabilities arising under any Contract.

“Liens” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase, or charge of any kind (including any agreement to give any of the foregoing), provided, however, that the term “Lien” shall not include: (a) Liens for Taxes, assessments and charges of any Governmental Authority due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made); (b) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the use of the property subject thereto; (c) Liens for Taxes either not due and payable or due but for which notice of assessments has not been given; (d) undetermined or inchoate Liens, charges and privileges incidental to current construction or current operations and statutory Liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority which have not at the time been filed or registered against the title to the asset or served upon DSTG pursuant to Law or which relate to obligations not due or delinquent; (e) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease, and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease; (f) security given in the ordinary course of DSTG’s business, as applicable, to any public utility, municipality or Government Authority in connection with the operations of DSTG’s business, as applicable, other than security for borrowed money; (g) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws; and (h) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Material Adverse Effect” means any circumstance, change in, or effect on, DSTG’s business or DSTG that, individually or in the aggregate with any other circumstances, changes in, or effects on, DSTG’s business or DSTG: (a) is, or could be, materially adverse to DSTG’s business, operations, assets or Liabilities (including, without limitation, contingent Liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of DSTG’s business, or (b) could materially adversely affect the ability of DSTG to operate or conduct DSTG’s business in the manner in which it is currently operated or conducted, or contemplated to be conducted.

“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Owned Real Property” means the real property owned by DSTG, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of DSTG attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permits” means any licenses, permits, pending applications, consents, certificates, registrations, approvals and authorizations.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means any and all accounts receivable, notes, book debts and other amounts due or accruing due to DSTG in connection with DSTG’s business whether or not in the ordinary course, together with any unpaid financing charges accrued thereon and the benefit of all security for such accounts, notes and debts.

“Subsidiary” or “Subsidiaries” of a specified Person means any other Person in which such Person owns, directly or indirectly, more than 50% of the outstanding voting securities or other securities convertible into voting securities, or which may effectively be controlled, directly or indirectly, by such Person.

“Tax” or “Taxes” means any and all federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, disability, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

“Tax Returns” means returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or other taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

“Trademarks” mean all trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

“Web Sites” means all websites, domain names, and associated internet properties, rights, titles and interests in any way directly or indirectly used in or associated with DSTG’s business.

"WCSR Content" means any audio works, video clips, audiovisual works, press releases, slides, photos, trademarks, trade names, logos, characters, written materials, graphics or other materials provided by Womble to Cogility pursuant to the 2012 PSA.

“Womble Project I.P.” means that software developed pursuant to the 2012 PSA.  Under the terms of the 2012 PSA, the Cogility Development Tools/ Cogility IP were designated the sole property of Cogility.

ARTICLE II:      TERMS OF SALE

A.           Sale of DSTG

1.             Sale of DSTG Stock

Subject to the terms and conditions set forth in this Agreement, including the understanding of the Parties that all DSTG stock has been issued, and no class or share of DSTG remains unissued, Seller shall sell, transfer, assign and deliver unto Buyer, and Buyer shall purchase from Seller, all of its rights, title, and ownership interest in all outstanding common and preferred (if any) stock of DSTG, free and clear of all encumbrances or liens, at a closing  (the "Closing") to be held on September 30, 2013 (the “Closing Date”), for a purchase price equal to (a) One Dollar (U.S. $1), plus (b) the percentage royalties described in Article II.C below, plus (c) the 50% referral fees described in Article II.D below.

2.             Womble Project I.P.

At the Closing, Seller shall sell, transfer, assign and deliver unto Buyer, and Buyer shall purchase from Seller, any and all rights, title, and ownership interest of Seller in all Intellectual Property as defined under Article I herein that is owned by DSTG on the Closing Date including the Womble Project I.P., provided, that Buyer and DSTG each expressly agree, acknowledges, represents and warrants that Buyer and DSTG have never owned, do not own, and shall not in the future own, all or any portion of the Cogility Development Tools/Cogility IP.

3.             This Article II.A shall survive the Closing and continue indefinitely thereafter.

B.           Cogility Development Tools/Cogility IP

As an express inducement to Seller to enter into this Agreement:

1.             Buyer and DSTG hereby represent, warrant and guarantee to Seller that Buyer has completely removed and eliminated all Cogility Development Tools/Cogility IP from the Womble Project I.P., and simultaneously with the execution of this Agreement, Buyer and DSTG shall execute and deliver to Seller the Certification attached to this Agreement as Exhibit A.

2.             Buyer and DSTG hereby represent, warrant and guarantee to Seller that the source code and user interfaces disclosed by Buyer to Matthew Ghourdjian during August and September 2013 are the only Womble Project I.P. currently in existence.

3.             Buyer and DSTG each hereby agrees and covenants to hold harmless and indemnify Seller and its directors, officers, employees and affiliates from and against any claims, demands or lawsuits by Cogility, Drumright Group, LLC, or their affiliates arising out of the sale, licensing, or use of all any or all of the Cogility Development Tools/Cogility IP by Buyer or DSTG.

4.             This Article II.B shall survive the Closing and continue indefinitely thereafter.

C.           Royalties

Except in the case of any gross revenue received from Catalyst which shall be considered referral fees and split equally between Buyer and DSTG (50%) on the one hand and Seller (50%) on the other hand in accordance with Article II.D:

1.             In the event that Buyer and/or DSTG receive any gross revenue from the sale, licensing or other transfer of any right, title or interest in or to all or any portion of the Womble Project I.P., or any enhancement or modification thereof, prior to the second anniversary of the Closing Date, then Buyer and/or DSTG shall pay Seller royalties within thirty (30) days of the receipt of such gross revenue.  In order to minimize the need for costly accounting and bookkeeping procedures, the Parties have agreed that such royalties will be the following respective percentages of such gross revenue, paid as follows:

a.           24% of all such gross revenue received during the first six months following the Closing Date; and

b.           18% of all such gross revenue received during the next six months (months 7-12) following the Closing Date; and

c.           12% of all such gross revenue received during the next six months (months 13-18) following the Closing Date; and

d.           6% of all such gross revenue received during the next six months (months 19-24) following the Closing Date.

2.             In the event that Buyer and/or DSTG receive any gross revenue from programming or engineering services using all or any portion of the Womble Project I.P., prior to the second anniversary of the Closing Date, then Buyer shall pay Seller royalties within thirty (30) days of the receipt of such gross revenue.  In order to minimize the need for costly accounting and bookkeeping procedures, the Parties have agreed that such royalties will be the following respective percentages of such gross revenue, paid as follows:

a.           4.8% of all such gross revenue received during the first six months following the Closing Date; and

b.           3.6% of all such gross revenue received during the next six months (months 7-12) following the Closing Date; and

c.           2.4% of all such gross revenue received during the next six months (months 13-18) following the Closing Date; and

d.           1.2% of all such gross revenue received during the next six months (months 19-24) following the Closing Date.

3.             If Buyer or DSTG execute a software sales or license agreement, or a software programming or engineering services agreement, which agreement or the performance of such agreement involves all or any portion of the Womble Project I.P., then a copy of that agreement shall be immediately provided by Buyer and DSTG to Seller's Chief Executive Officer.

4.             Any such royalties that are not timely paid by Buyer and DSTG shall accrue penalties payable by Buyer and DSTG to Seller at the rate of 1.5% per month or the highest rate then permitted by applicable law, whichever is lower.

5.             If Seller finds it necessary to institute litigation against Buyer or DSTG in order to collect payment of such royalties and penalties, if any, then any judgment against Buyer or DSTG shall include all of Seller's reasonable attorneys' fees and expenses in connection with such litigation.

6.             This Article II.C shall survive the Closing and continue indefinitely thereafter.

D.           Referral Fees

1.             Following the execution of this Agreement, Seller shall introduce Buyer and DSTG to John Tredennick, the CEO and Founder of Catalyst, and Buyer shall discuss with John Tredennick the possibility of Buyer and DSTG introducing Catalyst and Catalyst's litigation support services to Womble. Neither Buyer nor DSTG shall directly or indirectly introduce Catalyst or Catalyst's litigation support services to Womble unless, prior to such introduction, Catalyst enters into a mutually acceptable, legally binding agreement with Buyer, DSTG and Seller, pursuant to which Catalyst shall pay mutually acceptable on-going fees ('referral fees") to Buyer and DSTG (50%) and to Seller (50%) in regard to any and all work which Catalyst performs for Womble or Womble's clients thereafter.

2.             If Buyer or DSTG execute any agreement of any nature with Catalyst, then a copy of that agreement shall be immediately provided by Buyer and DSTG to Seller's Chief Executive Officer.

3.             If at any time Buyer or DSTG directly or indirectly receives from Catalyst any gross revenue and 50% of such gross revenue is not immediately paid over by Buyer and DSTG to Seller, then such 50% of such gross revenue shall accrue penalties payable by Buyer and DSTG to Seller at the rate of 1.5% per month or the highest rate then permitted by applicable law, whichever is lower.

4.             If Seller finds it necessary to institute litigation against Buyer or DSTG in order to collect payment of such 50% of such gross revenue and penalties, if any, then any judgment against Buyer or DSTG shall include all of Seller's reasonable attorneys' fees and expenses in connection with such litigation.

5.             This Article II.D shall survive the Closing and continue indefinitely thereafter.

E.           Additional Agreements, Terms and Conditions

1.             Each Party hereby represents and warrants to the other that it has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

2.             As an express inducement to Seller to enter into this Agreement, Buyer and DSTG each hereby represents, warrants and covenants to Seller as follows, which representations, warrants and covenants shall survive the Closing and continue indefinitely thereafter:

a.           Except for DSTG's current contract with Womble, which is the 2012 PSA which was assigned by Cogility to DSTG with Womble's consent, as of the date of execution of this Agreement, DSTG has no contracts or agreements with a gross value in excess of $25,000.

b.           From the date of execution of this Agreement through the Closing Date, neither Buyer nor DSTG shall take any action nor enter into any contract(s) or agreement(s) that purports to be legally binding upon Seller, or that purports to require or commit Seller to interject any additional capital into DSTG, or that would otherwise impose any obligation of any nature upon Seller that has not been approved in advance in writing by Seller's Chief Executive Officer.

c.           At the Closing, the Parties shall insure that each has a complete copy of all of the financial records of DSTG through the Closing Date; and following the Closing Date, each Party at its own expense shall cooperate with the other’s auditors to the extent reasonably requested by such auditors, and each Party at its own expense agrees to make available to each other’s auditors all financial, insurance, tax and other information (including reasonable access to all books and records) of DSTG with respect to any fiscal period of DSTG ending on or prior to the Closing Date to the extent reasonably required by a Party's auditors in connection with (a) the preparation of financial statements, including the auditing or review thereof, as needed in connection with any required SEC filing by Seller, (b) any audit or other investigation by any taxing authority, (c) the prosecution or defense of any tax claims or related litigation, or the preparation by Seller or Buyer or DSTG of tax returns or any other reports or submissions to any governmental entity required to be made by Seller, Buyer or DSTG with respect to DSTG, or (d) the prosecution of any insurance claim, or the defense of any lawsuit.  Any request by a Party under this Article II.E.2.c shall be made at least two (2) business days beforehand.  Each Party shall cause all DSTG information to be preserved, including without limitation, the books and records of DSTG, for at least six (6) years after the Closing Date.

d.           Each Party shall use its best efforts to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement, both prior to and after the Closing Date.

e.           Seller agrees to close DSTG's books as of the Closing Date and to file all required U.S. federal and state income tax returns for DSTG for the short period from January 1, 2013 through the Closing Date, provided however that DSTG shall be solely responsible for, and shall indemnify and hold harmless Seller against, all payroll, payroll taxes, income taxes, and other expenses and costs of any nature whatsoever of DSTG that are due and payable for the short period from January 1, 2013 through the Closing Date.

f.           Buyer and DSTG shall be responsible for preparing and filing all required U.S. federal and state income tax returns for DSTG for all periods after the Closing Date, and DSTG shall be solely responsible for, and shall indemnify and hold harmless Seller against, all payroll, payroll taxes, income taxes, and other expenses and costs of any nature whatsoever of DSTG for any tax period following the Closing Date.

                                3.             At the Closing, Buyer shall deliver one dollar ($1.00) to Seller, and Seller shall deliver a stock certificate evidencing ownership of all of the common stock of DSTG to Buyer.

4.             The Closing shall be conditioned upon any SEC filings necessary to be made having been made by Seller, and any approvals necessary to be obtained from the SEC shall have been obtained.

5.           Buyer represents to Seller that Buyer is a sophisticated "accredited investor" who is thoroughly familiar with all aspects of Buyer and Buyer's business. In addition, Buyer shall execute and deliver to Seller's securities attorney any such subscription agreements and representation letters as Seller's securities attorney may reasonably request in order to ensure that the purchase of the DSTG common stock complies with all applicable securities laws, rules and regulations.

6.             From time to time, as and when requested, each Party shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as another party may reasonably request in order to carry out the intent and purposes of this Agreement, including effecting the DSTG stock purchase and sale, and carrying out the other covenants and agreements contemplated hereby.

7.             Except as otherwise specifically provided herein, Seller and Buyer shall each bear their own fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and the consummation of the purchase hereunder, including but not limited to any fees and expenses owed to any lawyers, accountants, financial advisers, investment bankers or brokers employed by such party.

8.             Buyer hereby resigns as an officer of Seller effective immediately, and the Executive Employment Agreement dated as of February 13, 2012 between Seller, DSTG and Buyer, and any and all other employment agreements and other employment related agreements, arrangements and obligations among Buyer, DSTG and/or Seller are expressly terminated hereby without the need for any payment, penalty or other obligation between any of the Parties.

9.             This Agreement, including all schedules, exhibits, attachments, and the like, as applicable, contains the entire understanding and agreement between the Parties hereto and their affiliates with respect to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, representations, warranties, arrangements or understandings of such Parties with respect thereto, whether oral or written.

10.             This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles.

11.             This Agreement shall not be assignable by any Party without the written consent of the other Parties and any such purported assignment by any Party without such consent shall be void.  All of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective representatives, successors, and permitted assigns.

12.             If any portion of this Agreement may be held by a court of competent jurisdiction to conflict with any federal, state, or local law, and as a result such portion or portions are declared to be invalid and of no force or effect in such jurisdiction, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such invalid portion or portions had not been included therein.

13.             Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing, signed by the Parties to be bound thereby.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

14.             The Parties to this Agreement agree that it was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the Parties’ negotiations.  The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement shall not be construed against a Party on the grounds that the Party drafted or was more responsible for drafting the provision(s).

15.             This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Electronically transmitted signatures and facsimile signatures shall be treated as if they were originals.

16.             As an express inducement to the other Parties to enter into this Agreement, Buyer, DSTG and Seller hereby settle, release and waive any claims of any nature which any of them may have against the others excepting only: (a) claims arising from a breach of this Agreement including any breach of any representation, warranty, covenant, guarantee, obligation or agreement hereunder; or (b) claims arising from any failure by Buyer or DSTG to disclose to Seller any material DSTG contract, agreement or arrangement which is in existence on the Closing Date.

17.             This Article II.E shall survive the Closing and continue indefinitely thereafter.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

/s/  Minh N. Le                                                                                                                                 ACQUIRED SALES CORP.
Minh N. Le

Defense & Security Technology Group, Inc.                                                                             By:  /s/  Gerard M. Jacobs
                                                                                                                                                            Name:  Gerard M. Jacobs
By: /s/ Minh N. Le                                                                                                                           Title:    Chief Executive Officer
Name: Minh N. Le
Title:  Chief Executive Officer

CERTIFICATION

(1)             Reference is hereby made to that certain Professional Services Agreement (the "PSA") dated June 12, 2012, and amended on January 8, 2013, by and between Womble Carlyle Sandridge & Rice, LLP ("Womble"), and Cogility Software Corporation ("Cogility") which PSA, as amended, is attached hereto as Attachment 1.  The PSA identified the intellectual property used by Cogility in developing the “Womble Project I.P.” as "Cogility Development Tools”.  The PSA was assigned by Cogility to Defense & Security Technology Group, Inc. ("DSTG") on January 14, 2013, with the acknowledgement and consent of Womble.  A copy of the Assignment is attached hereto as Attachment 2.

(2)             Reference is hereby made to that certain Stock Purchase Agreement (the "Drumright SPA") dated January 12, 2013, as amended, by and among Drumright Group, LLC ("Drumright"), Acquired Sales Corp. ("Seller") and Cogility.  Words and terms defined in the Drumright SPA (including but not limited to the " Womble Project I.P.") are used herein with the same meaning.  The Drumright SPA also identifies the “Cogility Development Tools” as “Cogility IP.”  Accordingly, for purposes of the Agreement dated as of September 30, 2013 among Minh N. Le, ("Buyer"), DSTG and Seller, and this Exhibit A, Cogility IP is identified as “Cogility Development Tools/ Cogility IP.”  A copy of the Drumright SPA, as amended, is attached hereto as Attachment 3.

(3)             Section 4.6(a) of the Drumright SPA requires that the Womble Project I.P. be rewritten so that it no longer employs “Cogility Development Tools/ Cogility IP.”

(4)             Section 4.6(d) of the Drumright SPA requires that following the completion of the Existing Navy Contract, DSTG shall not employ “Cogility Development Tools/ Cogility IP” in regard to any future Navy contracts.

(5)             Intending to be legally bound hereby, DSTG and Buyer each hereby certifies to Seller and Drumright that:

(a)           The Womble Project I.P. has been rewritten so that it no longer employs “Cogility Development Tools/ Cogility IP,” and

(b)           The Existing Navy Contract has been completed, and DSTG does not and shall not employ “Cogility Development Tools/ Cogility IP” in regard to any future Navy contracts.

Defense & Security Technology Group, Inc.

By:         /s/ Minh N. Le                                                                                                                                  /s/ Minh N. Le
Name:   Minh N. Le                                                                                                                                         Minh N. Le
Title:     Chief Executive Officer                                                                                                                    Date:  September 30, 2013
Date:     September 30, 2013